This is a press release issued today.	Filed pursuant to Rule 433 Registration Statement No. 333-148982

ZION OIL FILES POST EFFECTIVE AMENDMENT TO ITS REGISTRATION STATEMENT
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FILING INTENDED TO EXTEND THE MINIMUM OFFERING DATES FOR $25 MILLION OFFERING TO ENABLE
A MULTI-WELL DRILLING PROGRAM

Dallas, Texas and Caesarea, Israel - October 2, 2008 - Zion Oil & Gas, Inc. (Amex: ZN), announced today the filing of a post effective amendment to its registration statement with the SEC. The registration statement for a follow-on public offering of a minimum of 325,000 units, up to a maximum of 2,500,000 units, at $10.00 per unit, originally was declared effective on May 14, 2008. The post effective amendment, which is subject to SEC review, is being filed in order to extend the minimum raise date of October 11, 2008.

Zion is raising funds in order to pursue its planned multi-well drilling program. Depending on actual amounts raised, Zion intends to carry out, to the extent possible, the following work program: drill Zion's second well to the Triassic Formation (at a depth of 15,400 feet under Zion's Joseph License) and / or to the Permian Formation (at a depth of 18,040 feet), drill a test well on Zion's Asher-Menashe License to the Triassic Formation and, if appropriate, the Permian Formation and prepare for the drilling of an additional well on either its Joseph or Asher-Menashe License.

Zion's common stock trades on the American Stock Exchange under the symbol ZN.

A post effective amendment to a registration statement relating to the securities described above has been filed with the Securities & Exchange Commission but has not yet been declared effective. The securities may not be sold nor may offers to buy be accepted prior to the time the post effective amendment to the registration statement becomes effective. The information in this press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to the registration, qualification or exemption under the securities laws of any such state or country.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas in Israel in areas located onshore between Tel-Aviv and Haifa. It currently holds two petroleum exploration licenses, the Joseph and Asher-Menashe Licenses, between Netanya on the south and Haifa on the north, covering a total of approximately 162,000 acres.

FORWARD LOOKING STATEMENTS: Statements in this press release that are not historical fact, including statements regarding the future effectiveness of Zion’s registration statement, matters regarding the offering and possible closings thereof dependent on the declaration of effectiveness, Zion's planned operations, potential results thereof and plans contingent thereon, including selection of potential drilling targets and locations, are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Zion’s homepage may be found at: www.zionoil.com

Contact:

Brittany Russell
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(1) 214-221-4610
Email: dallas@zionoil.com